Exhibit 99.1

FOR IMMEDIATE RELEASE

AL WEBER TO SERVE AS PRESIDENT AND INTERIM CEO OF SIX FLAGS

Company Well-Positioned for Success under New Leadership as Busy Summer Season Begins

Board to Initiate Search for Permanent CEO

NEW YORK — May 12, 2010 — Six Flags Entertainment Corporation (“Six Flags”) today announced that Alexander “Al” Weber, Jr., former President and CEO of Paramount Parks, Inc., has been named President and Interim Chief Executive Officer, effective immediately.  The Company is retaining a leading executive search firm and will consider both internal and external candidates to serve as Chief Executive Officer on a permanent basis.

“I am excited to have this opportunity to serve as President and Interim Chief Executive Officer of Six Flags,” said Weber.  “The Company has made great strides to improve park operations and has significantly reduced its outstanding debt, paving the way for Six Flags to continue investing in its operations to provide an even more enjoyable experience for the whole family.”

Weber continued, “I thank Six Flags’ dedicated employees for their commitment to the Company and to providing guests with friendly, safe and clean services at all of our parks.  Six Flags has been entertaining families and has been an important part of the communities in which it operates for nearly fifty years.  Today, the Company is stronger than ever, with a solid financial position and a positive outlook for the upcoming summer season.  The Company is poised for continued growth and success and I look forward to working with the Board of Directors, management team and all of the Company’s employees to capitalize on the opportunities ahead.”

Six Flags’ recent accomplishments include:

•                  Outstanding customer satisfaction: Six Flags has achieved all-time high guest approval ratings based on product offering, atmosphere, value, employee service and safety.

•                  World-class facilities: The Company has upgraded and invested in all of the parks and added numerous family friendly rides and attractions, and today the parks are in great condition.

•                  Focus on family: Six Flags has become more family friendly through the creation of a more diversified family entertainment experience, with activities that appeal to all age groups.

•                  Commitment to the community: The Company has implemented a company-wide green initiative across its theme park and water park locations, and through its “Six Flags Friends” program,  provides community service, supports non-profit organizations and grants educational scholarships.

•                  Financial strength: Six Flags’ recently completed balance sheet restructuring to reduce the Company’s outstanding debt by 60%, making Six Flags one of the least levered companies in the theme park industry and allowing for continued investment in parks and attractions.

The Company also today announced Mark Shapiro, the Company’s former President and Chief Executive Officer and a member of the Board of Directors, is no longer with the Company.

About Al Weber

Al Weber has 40 years of experience in the regional theme park business.  He has successfully implemented new business strategies, organizational improvements and growth initiatives.  Previously, Weber served as President and Chief Executive Officer of Palace Entertainment, LLC, the largest water park and family entertainment center company in the United States. Prior to that, Weber served as President and Chief Executive Officer of Paramount Parks, Inc from 2002 to 2006.  Weber received a Bachelor’s Degree in Liberal Arts and Master’s Degree in Business Administration from Xavier University, and a Doctorate in Organization and Management from Capella University.

About Six Flags

Six Flags Entertainment Corporation, a publicly-traded corporation headquartered in New York City, is the largest regional theme park operator in the world with 13 major parks in the United States, Mexico and Canada and approximately 800 rides (including more than 120 roller coasters).

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Forward Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  These risks and uncertainties include, among others, the potential adverse impact of the Company’s bankruptcy filing under chapter 11 of the United States Bankruptcy Code, which occurred in June 2009 (the “Chapter 11 Filing”), on the Company’s operations, management and employees; customer response to the Chapter 11 Filing; and the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) and with the Bankruptcy Court in connection with the Company’s Chapter 11 Filing.  In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at theme parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from the Company’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and its other filings and submissions with the SEC, each of which are available free of charge on the Company’s website http://www.sixflags.com.

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